EXHIBIT 4.2


                             STMICROELECTRONICS N.V.
                             2001 STOCK OPTION PLAN


1   Purpose

    The STMicroelectronics N.V. 2001 Stock Option Plan (the "Plan") which succeeds the 1995 Stock Option Plan, is intended to provide an additional incentive to directors, managers and selected persons having an Employment Agreement with STMicroelectronics N.V., a company incorporated in the Netherlands (the "Company") or its Subsidiaries (the "Eligible Employees"), to remain with the Company and its Subsidiaries, and to increase their efforts for the success of the Company. For this purpose the Company will grant stock options (the "Options") to purchase shares of the Company (the " Shares") thereby offering the aforementioned eligible employees an opportunity to obtain or increase their proprietary interest in the Company. The Options shall be granted in accordance with the objectives fixed by the Supervisory Board and subject to the evaluation of the achievement of such objectives. Consistent with these objectives, the Plan authorizes the granting of Options, in various instalments over a five year period expiring at the annual general meeting approving the accounts for financial year 2005 and pursuant to the terms and conditions hereinafter set forth.

2   Administration of the Plan

    a) Members of the Committee - The plan shall be administered in accordance with the present terms and conditions by a committee (the "Committee) of the Supervisory Board of the Company (the "Supervisory Board") comprised of the Chairman and the Vice Chairman of the Supervisory Board, as well as at least one member of the Supervisory Board appointed by the Supervisory Board. The Committee shall avail itself, with the support of the Company which shall bear the relevant financial cost, of any legal, tax and accounting advice that the Committee should consider necessary or useful for the implementation of its mandate.

    b) Authority of the Committee - The Committee will administer the Plan on behalf of the Supervisory Board in accordance with resolutions of the Supervisory Board. Options will be granted by the Committee after considering the recommendations of the Managing Board of the Company. All questions of interpretation, administration and application of the Plan shall be determined by the Committee, except that the Committee may authorize any one of its members to execute and deliver documents on behalf of the Committee. Except where this Plan otherwise provides for the specific authority of the Supervisory Board, the determination of the Committee shall be final and binding in all matters relating to the administration of the Plan. The Committee will report to the Supervisory Board after each of its Committee Meetings, and at least once a year. No member of the Committee shall be liable for any act done or omitted to be done by such member or by any other member of the Committee in connection with the Plan, except for such member's own wilful misconduct or as expressly provided by statute.

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3   Stock Reserved for the Plan

         Subject to any adjustment in accordance with the provisions of Section 10, the number of Shares available for Options awarded under the Plan shall not exceed 60 million Shares. Shares made available under the Plan will be either newly issued shares, or if the Supervisory Board and the Managing Board so decide, shares repurchased by the Company.


4   Grant of Options

    a) Options may be granted to Eligible Employees (including those who are members of the Managing Board) of the Company or any Subsidiary of the Company. The Committee shall on behalf of the Supervisory Board, have the authority, which it shall exercise after taking into consideration the recommendations of the Managing Board and in accordance with the rules defined by the Supervisory Board, to select from time to time those individuals to whom Options may be granted (hereinafter referred to as an "Optionee") and to determine the number of Options granted to each such Optionee. All Optionees shall be bound by the terms of this Plan. No Optionee shall be granted in any fiscal year of the Company, options to purchase more than 500'000 shares with a nominal value of Euro 1.04 each.

    b) Windows of grant - Options may be granted on a yearly basis at any time except during a period following the end of a financial quarter until publication of corresponding results of the Company's quarterly and annual financial statements, as well as immediately prior to any event reasonably expected to have a material effect on the Company's situation.

    c) Annual Grant - Unless otherwise decided by the Supervisory Board and subject to sub-paragraph b) above, Options shall be granted to eligible employees of the Company and its Subsidiaries, once each calendar year, on the second business day following the annual general meeting of the Company.

5   Agreement to Reflect Terms of Grant

    a) The terms and conditions of each grant of Options shall be embodied in a written agreement between the Company and the Optionee or a written award certificate delivered by the Company to the Optionee (in either case, the "Stock Option Agreement"), which shall contain the price and other terms and conditions consistent with those set forth in Section 6 hereof and shall state the date of the Option grant and the number of Shares covered by said Option.

    b) The Stock Option Agreement shall be signed on behalf of the Company by the President of the Supervisory board, or by all members of the Compensation Committee, or by a duly appointed representative of such Committee.


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6   Terms and Conditions of Options

    a) Option price - Each Stock Option Agreement shall state the subscription price, of each Share subject to an option (the "Option price"). The Option Price shall be equal to the price of the Shares of Company at close of the NYSE on the day of the grant but in no event lower than the nominal value of the Share in Euros, or the equivalent currency valid in the Netherlands at the day of payment of the Share subject to the Option.

    b)   Vesting

              (i) Each Stock Option Agreement shall state the time or times as of which the Option shall vest and become exercisable in whole or in increments. Options shall vest and become exercisable as determined in Appendix 1 hereto, which may be modified from time to time by the Committee with the approval of the Supervisory Board. An Option, to the extent vested and exercisable, is sometimes referred to herein as a "Vested Option".

              (ii) If an Optionee's employment with the Company and its subsidiaries terminates by reason of death (pursuant to section d)
              (iii) below), the Optionee shall be 100 % vested in all Options granted to the Optionee prior to such termination of employment. The same rules will apply in case of death of the Optionee after retirement pursuant to d) (ii) below.

    c) Restriction on Transfer - Options granted hereunder shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Optionee's lifetime only by the Optionee unless otherwise provided by applicable laws (ie. in the event of divorce).The Shares resulting from the exercise of Options may only be sold on a market where the Shares of the Company are traded.

d)  Termination of Employment

              (i) In General. Upon termination of an Optionee's employment agreement with the Company or its subsidiaries, other than pursuant to Optionee's Death or Retirement, the Optionee may exercise within 90 days from such termination, all his or her Options which have vested prior to the effective date of such termination (provided that such Vested Options have not expired, pursuant to the expiration of the term of such Option as set forth in the Stock Option Agreement).

If, on the date of such employment termination, the Optionee is not entitled to exercise all Options granted to such Optionee, the Shares covered by the unexercisable Options shall revert to the Plan. If, after termination of his employment, the Optionee does not exercise all his or her Vested Options within 90 days, such Options shall terminate and the Shares covered by such unexercised Options shall also revert to the Plan.

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              (ii)   Retirement of Optionee. In the event of termination of an
                     Optionee's employment agreement with the Company or its subsidiaries pursuant to his or her Retirement, such Optionee's Options shall continue to vest, continue to become exercisable, and may be exercised during such period of time as provided in the Option Agreement (but in no event may the Option be exercised after the expiration date of such Options as set forth in the Stock Option Agreement). If, at the end of such period of time, the Optionee has not exercised all his or her Options, the Shares covered by such unexercised Options shall revert to the Plan.

              (iii) Death of Optionee. Upon the death during the term of an Option of an Optionee who is, at the time of his or her death, an Employee of the Company, the Option may be exercised by the Optionee's estate or by a person who acquired the right to exercise the Option by request or inheritance, at any time within twelve (12) months following the date of death, but in no event later than the expiration of the term of such Options as set forth in the Stock Option Agreement. If such Options are not exercised within the aforementioned periods, the Options shall terminate and the Shares covered by such unexercised Options shall revert to the Plan.

    e) Duration of Options - Unless the Supervisory Board determines upon proposal of the Committee to establish a shorter period at the time of grant, each Option shall be effective for a period of (ten) 10 years from the date of grant.

    f) Additional restrictions - Each Option granted hereunder shall be subject to such additional terms and conditions not inconsistent with this Plan as may be prescribed by the Supervisory Board upon proposal of the Committee and set forth in the applicable Stock Option Agreement.

    g) Windows of exercise and sale - The exercise of Stock Options shall be subject to:

              (a) Rules which may be set forth from time to time by the Supervisory Board,
              (b)  The Company's Standard Operating Policy on trading in ST
                   Shares,
              (c) The applicable rules and regulations in the markets where the Company's Shares are traded, and
              (d) The Dutch rules on Insider Trading applicable to Dutch residents.

7   Subscription and resale of Shares

    a) Notice - Subject to the conditions set forth in section 6,7(b) and 8, an Optionee may exercise all or any portion of a Vested Option by giving written notice to the Company. The date of exercise of the Option with respect to the Shares specified in the notice shall be the date on which both (i) the Company has received the notice and (ii) the conditions provided for in Section 7(b) and 8 have been satisfied.


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    b)   Payment and Other Conditions - The subscription price of the Shares for which a Vested Option is being exercised, shall be paid to the Company at the time of exercise, in cash (including by check denominated either in US dollars, in Euros or in such currency designated in the relevant Stock Option Agreement). According to rules and procedures established by the Company or its Subsidiary which employs the Optionee, the Optionee who wishes to immediately resell the Shares resulting from the exercise of his or her Options, may be permitted to make a so-called "cashless" exercise of Vested Options with a bank or any financial institution designated by the Company, notwithstanding the minimal payment on the Shares referred to in Section 6(a).

    c) Issuance or transfer of Shares - Upon receipt of payment and satisfaction of the conditions of Section 7(b) and 8 hereof, the Company shall cause the custodian (the "Custodian") of the Company's Shares to issue or transfer the Shares in respect of which the Option shall have been exercised. Upon and in accordance with the Optionee's instructions, the Company shall cause the Custodian to register in the name of the Optionee such Shares on a share register maintained on behalf of the Company.

    d) Resale of Shares - The Company or its subsidiaries may from time to time in accordance with local requirements applicable to the Company or its Subsidiaries require Optionees to declare to his employer the resale of Shares resulting from the exercise of Stock Options.


8   Compliance with Applicable Law

              If at any time the Company's Chief legal counsel shall determine that the consent, registration or approval of any governmental regulatory body is necessary as a condition of, or in connection with the granting of any Option or the delivery or subscription of Shares pursuant to any Option, such Option may not be exercised in whole or in part, unless such consent or approval shall have been effected or obtained free of any conditions not acceptable by the Company, upon the recommendations of such legal counsel. Such counsel's recommendations in this connection may take into account laws or other restrictions applicable to an Optionee by reason of his nationality or residence.


9   No restriction on Right of the Company to effect corporate changes

         The Plan and the Options granted hereunder, shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or other preference stocks whose rights are superior to or affect the Shares, or the rights thereof or which are convertible


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into or exchangeable for Shares, or the dissolution or liquidation of the
Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.


10  Effect of Certain Corporate Changes

         In the event of issuance or repurchase of stock or securities convertible into or exchangeable for shares, grants of options, warrants or rights to purchase stock, a business combination, exchange or similar change affecting the Shares, the Committee may, after taking into consideration the legal, tax and accounting advice for involved countries which shall be obtained at the Company's expense, and, after obtaining Supervisory Board approval, make such equitable adjustments to the terms of the Plan or of outstanding Options (whether or not vested) which, in its sole discretion, it shall deem appropriate. Such adjustments, which shall be made in addition to all other adjustments required by law, pursuant to any of the abovementioned events, may include, among other things: (i) adjusting the aggregate number of Shares available for awards under the Plan, (ii) adjusting the Option Price applicable to any outstanding Options, (iii) adjusting the number of Shares (or such other security as is designated by the Supervisory Board) pertaining to any outstanding Options and (iv) making any other equitable adjustments or taking such other equitable action as the Supervisory Board shall deem appropriate. Without limiting the generality of the preceding sentence, Optionees shall not, unless the Supervisory Board shall determine otherwise, be entitled to any adjustment in the terms of their Options, or to any grants of additional Options, if the Company issues Shares, or any other security, for value. All adjustments or actions taken by the Committee with the approval of the Supervisory Board or by the Supervisory Board pursuant to this Section 10, shall be conclusive and binding for all purposes.


11 Definitions - As used in the Plan, the following terms have the meanings set forth below:

    a) " Employment Agreement" means an agreement or any other employment relationship whether or not evidenced by a written agreement (including "at will" employment") between an employee and the Company and/or its Subsidiaries which is not interrupted or terminated. Such Agreement shall not be considered interrupted in the case of (i) any leave or absence approved by the Company, its subsidiaries as well as any transfer between locations of the Company or between the Company, any subsidiary, or any successor. A leave of absence approved by the Company shall include sick leave, sabbatical leave, or any other personal leave approved by an authorized representative of the Company or its Subsidiaries.

    b) "Option" means an option to purchase Shares of the Company granted pursuant to this Plan.

    c) "Option Agreement" means the Stock Option agreement between the Company and an Optionee described in paragraph 5 above.

    d) "Optionee" means an Employee who has been granted an Option pursuant to paragraph 4


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         above. To the extent required in accordance with applicable legislation in the event of the death of an Optionee the term Optionee shall be construed to apply to the executors, the administrators, Designated Beneficiary (as defined below) or any other person or persons to whom an Option may be transferred by will or by the laws of descent and distribution or by reason of the death of the Optionee, the word "Optionee" shall be deemed to include such person or persons. As used herein, the term "Designated Beneficiary" shall mean the person or persons last designated as such by the Optionee as the person who shall have the right to exercise such Option after the Optionee's death on a form filed by the Optionee with the Committee in accordance with such procedures as the Committee shall establish. If no such person is designated, the Designated Beneficiary shall be the Optionee's estate.

    e)   "Plan" means this 2001 Stock Option Plan

    f) "Retirement" means: the status of a former employee of the Company or its Subsidiary who benefits from the minimum pension rights in accordance with applicable laws, immediately following the termination of his employment agreement with Company or its Subsidiary.

    g) "Share" means a share of the Stock of the Company, as adjusted from time to time pursuant to Section 10 of this Plan.

    h) "Subsidiary" means an affiliate corporation, partnership, joint venture or other entity in which the Company holds a majority equity interest, which does not have its own stock option plan and in which, directly or indirectly, the Company alone or jointly holds more than one half of the voting rights at a general meeting, or can appoint or dismiss, alone or jointly with others, more than one half of the directors.


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12  Miscellaneous

    (a) No Rights to Continued Employment - Neither the Plan or any action taken hereunder shall be construed as giving any eligible employee any right to be retained in the employment of the Company or any of its Subsidiaries.

    (b) Stockholder Rights - An Optionee shall have no rights as a stockholder with respect to any Shares covered by an Option until such Shares shall have been issued or transferred to such Optionee, and no adjustment shall be made for dividends or distributions or other rights in respect of any Shares for which the record date is prior to the date upon which the Optionee shall become the holder of record thereof.

    (c) Any and all tax burdens eventually charged worldwide to any Optionee shall remain at its sole account.

    (d) Inconsistency - With respect to any Options granted pursuant to the Plan, in the event of any conflict or inconsistency between the Plan and the Stock Option Agreement, the Plan shall govern and the Stock Option Agreement shall be interpreted to minimize or eliminate any conflict or inconsistency.

    (e) Information to Stockholders - The Supervisory Board will report at the end of each year or at the latest at the stockholder meeting approving the financial accounts, the number of options exercised during the last financial year and other informations required by laws or stock exchanges regulation.

13  Amendment

The Supervisory Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part. No amendment or termination shall adversely affect any of the rights of any Optionee, without such Optionee's consent, under any Option already granted under the Plan.

14  Adoption Date

The Plan shall become effective as of April 25th, 2001 (the "Adoption Date") after the receipt of approval of the Plan by the Shareholders of the Company.

15  Headings

The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

16  Governing Law

This Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the Netherlands.

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         This Plan has been adopted by the Supervisory Board as of March 12th,
2001.

Appendix 1
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VESTING SCHEDULE

Vesting of Stock Options as provided under Article 6 b) of the 2001 Stock Option Plan shall occur as follows:


         - 32% of the Options granted shall vest two years following the date of grant,

         - 32% of the Options granted shall vest three years following the date of grant,

         - 36% of the Options granted shall vest four years following the date of grant.